IDS Life Insurance Company
70100 AXP Financial Center
Minneapolis, MN 55474

                                   Endorsement
 This endorsement is made a part of the policy to which it is attached. It changes certain terms of the policy and any attached riders.

I. The provision entitled proceeds in the Definitions section of the policy is changed to read as follows:

     proceeds

     Proceeds means the amount payable by this policy as follows:

     1. upon death of the insured prior to the insured's age 100 anniversary, proceeds will be the death benefit under the option in effect as of the date of the insured's death, minus any indebtedness;

     2. upon death of the insured on or after the insured's age 100 anniversary, proceeds will be the greater of the policy value on the date of death minus any indebtedness on the date of death; or the policy value at the insured's attained insurance age 100 anniversary minus any indebtedness on the date of death;

     3. upon surrender of the policy, the proceeds will be the cash surrender value.

II. The provision entitled Is there a grace period for paying premiums in the Premiums section of the policy is changed to read as follows:

     Is there a grace period for paying premiums?

     Yes. If, on a monthly date, the cash surrender value is less than the monthly deduction for the policy month following such monthly date, a grace period of 61 days will begin.

     The grace period will give you time to pay a premium sufficient to continue your coverage. We will mail, to your last known address, a notice as to the premium needed so that the next three monthly deductions can be made.

     If the premium is not paid within the grace period, all coverage under this policy will terminate without value at the end of the 61-day grace period.

     If the insured's death occurs during the grace period and benefits become payable under the policy, any overdue monthly deductions will be deducted from the proceeds.

     If a no-lapse guarantee is in effect as described in the provisions below, the policy will not enter the grace period.

     In addition, to allow you the opportunity to increase your policy value gradually so that the cash surrender value is sufficient to pay the monthly deduction, you may choose to pay only the minimum initial premium during the minimum initial premium period as long as the policy value minus indebtedness equals or exceeds the monthly deduction. The policy will not enter the grace period during the minimum initial premium period as shown under Policy Data, if

     1. on a monthly date, the policy value minus indebtedness equals or exceeds the monthly deduction for the policy month following such monthly date; and

     2. the sum of all premiums paid, minus any partial surrenders, and minus any indebtedness equals or exceeds the minimum initial premium, as shown under Policy Data, times the number of months since the Policy Date, including the current month.

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III. The  provision  entitled  What is the  No-Lapse  Guarantee  in the Premiums section of the policy is changed to read as follows:

No-lapse guarantees

     The no-lapse guarantees described as follows will protect the policy from lapsing even if the cash surrender value is insufficient to pay the monthly deduction on a monthly date. Sufficient premiums as described in the provision must be paid to keep the no-lapse guarantees in effect.

     The no-lapse guarantees may be reinstated within two years of termination if the policy is in force. The amount needed to reinstate the no-lapse guarantees is an amount equal to (a) +(b)+(c)-(d) where:

     (a) is the sum of required premiums for the no lapse guarantees to the date of reinstatement assuming the no-lapse guarantee was always in effect since the policy date;

     (b) is any partial surrenders that have been taken to the date of reinstatement;

     (c)  is any indebtedness on the date of reinstatement;

     (d)  is the total of all premiums paid to the date of reinstatement.

 No-lapse guarantee to age 70

     Until the insured's attained insurance age 70, or 10 years from the policy date, whichever is later, this policy will not terminate even if the cash Surrender value is insufficient to pay the monthly deduction on a monthly date if the no-lapse guarantee to age 70 is in effect.

     The no-lapse guarantee to age 70 will remain in effect if, on each monthly date, (a) equals or exceeds (b) where:

     (a) is the sum of all premiums paid, minus any partial surrenders, and minus any indebtedness; and

     (b) is the no-lapse guarantee to age 70 premium, as shown under Policy Data , times the number of months since the Policy Date, including the current month.

     Premiums may be paid on other than a monthly basis as long as the sum of premiums paid is at least equal to the total required no-lapse guarantee to age 70 premiums at all times.

     If on a monthly date, sufficient premiums have not been paid to maintain the no-lapse guarantee to age 70, the no-lapse guarantee to age 70 provision will no longer be in effect. The no-lapse guarantee to age 70, however, can be reinstated within two years from the date of its lapse. Your policy will also lapse, as described in the grace period provision, if the cash surrender value is insufficient to pay the monthly deduction on a monthly date.

     The no-lapse guarantee to age 70 premium will change if: 1) the specified amount is increased or decreased; 2) the death benefit option is changed; or 3) riders are added, changed, or terminated. The new no-lapse guarantee to age 70 premium will apply from the date of the change.

No-lapse guarantee to age 100

     Until the insured's attained insurance age 100, this policy will not terminate even if the cash surrender value is insufficient to pay the monthly deduction on a monthly date if the no-lapse guarantee to age 100 is in effect.

     The no-lapse guarantee to age 100 will remain in effect if, on each monthly date, (a) equals or exceeds (b) where:

     (a) is the sum of all premiums paid, minus any partial surrenders, and minus any indebtedness; and

     (b) is the no-lapse guarantee to age 100 premium, as shown under Policy Data, times the number of months since the Policy Date, including the current month.

     Premiums may be paid on other than a monthly basis as long as the sum of premiums paid is at least equal to the total required no-lapse guarantee to age 100 premiums at all times.

     If on a monthly date, sufficient premiums have not been paid to maintain the no-lapse guarantee to age 100, the no-lapse guarantee to age 100 provision will no longer be in effect. The no-lapse guarantee to age 100, however, can be. reinstated within two years from the date of its lapse. Your policy will also lapse if, as described in the grace period provision, the no-lapse guarantee to age 100 and the no-lapse guarantee to age 70 are not in effect and the cash surrender value is insufficient to pay the monthly deduction on a monthly date.

     The no-lapse guarantee to age 100 premium will change if: 1) the specified amount is increased or decreased; 2) the death benefit option is changed; or 3) riders are added, changed, or terminated. The new no-lapse guarantee to age 100 premium will apply from the date of the change.



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IV.  The percentage of policy value for the insured's  attained age in the Death
     Benefits section of the policy is amended to include:

            Insured's Attained Age                   Applicable Percentage
                    75-90                                       105
                    91                                          104
                    92                                          103
                    93                                          102
                    94                                          101
                    95-100                                      100

V. The provision entitled What are the proceeds payable upon death of the insured on or after the insured's age 100 anniversary? in the Death Benefits section of the policy is changed to read as follows:

     What are the proceeds payable upon death of the insured on or after the insured's age 100 anniversary?

     The proceeds payable upon death of the insured on or after the insured's age 100 anniversary will be the greater of:

     1. the policy value on the date of death minus any indebtedness on the date of death; or

     2. the policy value at the insured's age 100 anniversary minus any indebtedness on the date of death.

VI. The provision entitled Option C - Lifetime Income in the Payment of Policy Proceeds section of the policy is changed to read as follows:

     Option C - Lifetime Income

     We will make monthly payments for the life of the person (the payee) who is to receive the income. Payment will be guaranteed for either 5, 10, or 15 years. The amount of each monthly payment for each $1,000 placed under this option will be based on our Table of Settlement Rates in effect at the time of the first payment. The amounts will not be less than those shown in the following table for the sex and age of the payee on the due date of the first payment.

     Monthly income amounts for any age not shown in the following table will be furnished upon request.

                       Option C Table      M = Male  F = Female
               Life Income per $1,000 with Payments Guaranteed for

Age Payee   Settlement              5 Years         10 Years         15 Years
            Beginning In Year      M      F         M      F         M       F
65               2010             5.19   4.61      5.08   4.57      4.90    4.49
                 2020             5.03   4.49      4.94   4.45      4.78    4.39
                 2030             4.88   4.38      4.81   4.35      4.68    4.30
75               2010             7.14   6.23      6.63   5.99      5.95    5.60
                 2020             6.84   5.99      6.42   5.79      5.84    5.47
                 2030             6.58   5.78      6.23   5.62      5.73    5.35
85               2010            10.45   9.41      8.44   8.04      6.72    6.62
                 2020            10.00   8.98      8.27   7.83      6.68    6.57
                 2030             9.60   8.59      8.11   7.64      6.65    6.52

The table above is based on the "1983 Individual Annuitant Mortality Table A" at 3.00% with 100% Projection Scale G. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. We will furnish such rates upon request.

VII. The provision entitled Adjusted Age Table in the Payment of Policy Proceeds section of the policy is hereby deleted.

This endorsement is issued as of the policy date of the policy. This endorsement will expire on the expiration date of the policy as shown under policy data.

IDS Life Insurance Company

/s/ Timothy S. Meehan
---------------------
    Timothy S. Meehan
    Secretary

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